Exhibit 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: Shannon Drage
One South Main Street	Sr. Director of Investor Relations
Salt Lake City, UTAH	Tel: (801) 844-8208
Harris H. Simmons
Chairman/Chief Executive Officer

Zions Bancorporation Announces Leadership Changes at Zions Bank
Nate Callister to Succeed Paul Burdiss as Zions Bank’s CEO

December 22, 2025 – Zions Bancorporation, N.A. today announced the upcoming retirement of Paul Burdiss, President and Chief Executive Officer of the Company’s Zions Bank division, operating in Utah, Idaho and Wyoming, on December 31, 2025. Mr. Burdiss joined Zions Bancorporation in 2015 as its Executive Vice President and Chief Financial Officer, serving in that role until he assumed his current position with Zions Bank. During his more than 35-year career in the financial services industry, he also held positions at SunTrust Bank and Comerica.

Harris H. Simmons, Zions Bancorporation’s Chairman and CEO, stated “We extend our most sincere thanks to Paul Burdiss for his years of service to the Company and Zions Bank. Paul has been instrumental in building a very strong finance team for the Company, and more recently in continuing to strengthen Zions Bank’s position as the Intermountain West’s premier banking organization. I’m pleased that he has agreed to consult with the Company in coming months to promote a smooth transition in leadership.”

Mr. Simmons concurrently announced that Mr. Burdiss will be succeeded by Nathan Callister, who currently serves as Executive Vice President and Executive Director of Commercial Banking at Zions Bank. Prior to joining Zions Bank, Mr. Callister was at Wells Fargo Bank, where he was

Executive Vice President/Market Executive for Commercial Banking in Utah and Idaho. He is a graduate of BYU and the University of Southern California and has been deeply involved in community affairs and organizations in Salt Lake City, including as board chair for the Salt Lake Chamber. Mr. Simmons stated, “We’re very pleased to have Nate Callister assuming this new position. He brings a wealth of banking expertise and strong relationships in the community, and I wish him great success in his new role.”

Zions Bancorporation, N.A. is one of the nation's premier financial services companies with approximately $89 billion of total assets at December 31, 2024, and annual net revenue of $3.1 billion in 2024. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P MidCap 400 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at www.zionsbancorporation.com.

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